Exhibit 10.22

LEASE AGREEMENT

THIS AGREEMENT is made on October 7, 2011 between JJR Ringling Enterprise, LLC, (hereinafter referred to as “Lessor”), and, Varca Ventures, Inc., A Nevada Corporation (hereinafter referred to as “Lessee”).

RECITALS:

A.	Lessor is the owner of an office building in Sarasota, Florida.

B.	Lessee wishes to lease 2nd Floor office space from Lessor under the terms and conditions of this instrument.

C.	The parties wish to set forth their agreement in writing.

THEREFORE, for good and valuable consideration, it is agreed as follows:

1.	Description of Property. The leased premises are described as: 2 offices, hall way and kitchen for a total of 550 sq. ft.

2.	Term. This Lease shall be for a term commencing on October 7, 2011 and ending on March 31, 2012.

3.	Base Rent. Lessee shall pay to Lessor, as rent for the Leased Premises $1,000/mo (sales tax included) starting on October 1, 2011.

Base rent:     934.58
Sales tax:        65.42
Total rent:  1,000.00

4.	Rental Sales Tax. Lessee shall pay any sales tax on rentals during the terms of this Lease with each monthly rental payment. The tax is presently 7%.

5.	Security Deposit. No security deposit required.

6.
Taxes and Assessments.  Lessor shall pay for all real estate taxes and assessments imposed on the leased premises, and shall also pay for all maintenance charges imposed on or associated with the leased premises.

7.
Maintenance, Care and Repair.  Lessee accepts the premises in the condition they are in when taking possession, and agrees to maintain the premises in the same general condition, order and repair as they are in at the commencement of the term of this Lease, excepting only reasonable wear from the use of the premises.  Lessee shall be responsible for replacing light bulbs, fluorescent lights and ballast’s as needed.   All other normal repairs shall be made by Lessor.  However, all repairs or replacements caused by any act or omission of Lessee or any guest, invitee or licensee of Lessee shall be promptly made by Lessee at his expense.

8.
Utilities.  Lessor shall pay for all utilities including: water/sewer, electric, cable and internet connection.  Lessee shall pay for all other utilities charged to or associated with the leased premises and utility connection fees and costs.   Lessee shall provide fire extinguishers if required by law, and shall keep them charged at its expense.

9.	Improvements and Alterations. Lessee shall make no improvements or alterations to the leased premises without the written consent of Lessor. Any improvements or alterations shall belong to Lessor.

10.
Indemnity.  Lessee hereby covenants and agrees to hold Lessor harmless from all claims, damages, suits or causes of action resulting from injury to persons or property and arising thereon out of the use, occupancy or condition of the leased premises during the term of this Lease unless any such injury is due to negligence of Lessor.

11.	Use of Premises. The premises shall be used only for a business or professional office. Lessee shall pay for any signs.

12.	Signage. With approval from Lessor, Tenant may have signs posted in the windows of the leased premises and above the entrance door to the Premises.

13.	Assignment and Subletting. Lessee shall have the right to assign this Lease or sublet the premises with the prior written consent of the Lease, which shall not be unreasonably withheld.

14.
Default and Breach.  In addition to any remedies provided by law, any party breaching this Lease shall be responsible for the payment of all costs and expenses, including attorney’s fees, reasonably incurred by the other party in enforcing the Lease, which term shall encompass collecting delinquent rental payments,  In the event that any rent payment is due and owing for a period of more than ten (10) days after the due date, Lessor shall have the right to accelerate the balance of any lease payments without waiving any remedies otherwise available.  Lessee shall pay a late payment fee of 5% of the applicable lease payment if any rent payment is due and owing for a period of more than ten (10) days after the due date.

15.
Liability Insurance.  Lessor shall maintain liability insurance for at least $1,000,000 for bodily injury and $50,000 for property damage and shall have the policy name Lessor as an insured party as their interest may appear.  A copy of the policy or a certificate of insurance shall be furnished to Lessor.

16.
Place of Notice and Payment.  Any notices to Lessee shall be sent to the leased premises.  Any notices and all rent payments to be given to Lessor shall be sent to 5652 Eastwind Drive, Sarasota, FL 34233.  Notices or payments shall be deemed received when actually delivered, or three (3) days after they are postmarked if placed in the U.S. Mail, properly addressed, with postage prepaid.

17.	Interest. Lessor, at his option, may charge interest at the highest rate permitted by law on all unpaid installments of rent as well as other unpaid obligations of Lessee.

18.	Compliance with Laws, Regulations and Restrictions. Lessee shall comply with all governmental laws and regulations and regulations governing the use and occupancy of the property.

19.	Inspection. Lessee grants to Lessor the right to inspect the leased premises at any reasonable time upon reasonable notice by Lessor to Lessee.

20.
Advertising.  Within sixty (60) days from the expiration of the term of this Lease, Lessor shall have the right to advertise that the premises shall be available for rent or sale, to place a sign on the property advertising this fat, and to show the leased premises to prospective Lessees at reasonable times upon reasonable notice by Lessor to Lessee.

21.
State of Repair.  Lessee acknowledges that the premises are in good condition and fixtures are in good working order.  When the premises are vacated, Lessee shall promptly, at his expense, remove all of its property, repair any damage as necessary to restore the premises to their condition at the time of taking occupancy, and have the carpet professionally cleaned.  Landlord shall deliver the Premises in good condition, new paint and carpeting, and fixtures in good working order, prior to Tenant’s occupancy.

22.
Destruction and Insurance.  If the premises are damaged or destroyed by fire or other casualty so as to render all or part of the premises unleaseable, the rent shall abate in proportion to the portion of the leased premises rendered unleaseable.  However, there shall be no abatement if the fire or other casualty is caused by Lessee’s intentional act.  If the premises cannot be repaired or restored with like materials and like workmanship within ninety (90) days, either party may terminate this Lease.  Lessee shall have no claim against any insurance proceeds from any fire or casualty insurance.  Lessor shall not be responsible for damage to any personal property of Lessee.

23.
Severability.  If any portion of this Lease is declared to be void or unenforceable by a court of competent jurisdiction, this shall not affect the validity or enforceability of any other portion of this Lease.

24.
Subordination.  Lessee’s interest under this Lease and in the leased premises shall be subordinate to the lien and interest of any present or future mortgage lender.  Lessee shall sign any documents that may be required by a mortgage lender to further evidence this subordination.  Lessee shall also sign any Lessee estoppel letters required.  All such documents shall be signed and delivered to Lessor within seven (7) days from the date they are given to Lessee.

25.
Miscellaneous.  This Lease constitutes the entire agreement between the parties, and may be cancelled or amended only by an instrument in writing signed by all parties to it.  This Lease shall inure to the benefit of and be binding upon the parties and their legal representatives, heirs, successors, and assigns.  Any waiver or consent of Lessor of any one instance shall not be deemed a waiver or consent of r any future act or omission by Lessee.  If there is more than one Lessee, their liability under this Lease shall be joint and several.  All keys to the premises shall be returned to Lessor at the termination of the lease term.  Time is of the essence for all obligations to be performed by Lessee, including the prompt payment of rent.  Where required, the plural shall include the singular, the singular the plural, and any gender shall include all genders.  Paragraph captions are for convenience only and shall not be used in interpreting this Lease.  Which party prepared or was responsible for the preparation of this Lease shall have no bearing on its construction or interpretation.

IN WITNESS of this Agreement, the parties have executed it on the day and year first mentioned above.

WITNESSES:	“LESSOR”

/s/ Torii K. Goar	BY: /s/ David Rosenberg

/s/ Kim Rossi	AS ITS: Managing Member

“LESSEE”

/s/ Torii K. Goar	BY: /s/ Randall Oser

/s/ Kim Rossi	AS ITS: President

GUARANTY OF PERFORMANCE

For valuable consideration, the undersigned irrevocably and unconditionally guaranties to Landlord the full, faithful and punctual performance by Tenant of all of Tenant's covenants and agreements contained in this Lease, or any extensions or renewals thereof, and agree that any extensions, postponements, either of payment or enforcement, waivers, releases of any rights against any party, or releases of any security' shall not affect the undersigned's absolute and unconditional liability hereunder. Demand, notice of default or of nonpayment, and all suretyship defenses whatsoever are hereby waived.

Dated, signed, sealed, and delivered this _______ day of ____________________, 2002.

WITNESSES:

_______________________________	_________________________________
______________, an Individual
_________________________________
Social Security Number